Exhibit 4.7

[Translation]

Silicon Wafer Purchase Contract

Contract Number: CSI-GCL-20160120

This Silicon Wafer Procurement Contract (this “Contract”) is entered into by and among the following parties in Suzhou New District:

Party A-1 (Purchaser 1): CSI Cells Co., Ltd.

Domicile: No. 199 Lushan Road, Suzhou New District

Party A-2 (Purchaser 2): CSI-GCL Solar Manufacturing (Yancheng) Co., Ltd.

Domicile: No. 88 GCL Avenue, Funing Economic Development Zone

Party A-3 (Purchaser 3): Canadian Solar Manufacturing (Luoyang) Inc.

Domicile: No. 10 Guanlin Avenue, Luolong District, Luoyang, Henan Province

Party A-1, Party A-2 and Party A-3 are hereinafter collectively referred to as “Party A”.

Party B (Seller): GCL-Poly (Suzhou) Energy Limited

Domicile: Unit 1901, Building 24, Times Square, Huachi Street, Suzhou Industrial Park, Jiangsu Province

After thorough consultation and based on the principles of long-term cooperation and mutual benefit, Party A and Party B hereby, in accordance with the provisions of the Contract Law of the People’s Republic of China, reach agreement on the following terms and enter into this Contract in relation to the supply of multi-crystalline silicon wafers and mono-crystalline silicon wafers (i.e. the subject matter hereof, hereinafter referred to as “Products” or “Goods”) by Party B to Party A during the effective term of this Contract.

1                                         Effective Term

This Contract shall be effective during the term from May 2016 to December 2018. In the event that the contract has yet to be implemented when the effective term expires, the contract shall automatically terminate. However, if the last order of Products has been validly placed but has not been filled or paid for before the end of the effective term of the Contract,  then the effective term of the Contract shall be automatically extended to the time when the last order has been filled or paid for .

2                                         Purchase Amount

2.1                               2016 Purchase Plan: The purchase amount/supply amount for the period from May 1, 2016 to December 31, 2016 is agreed by Party A and Party B as below (the total amount shall be subject to the following tables, while the the actual monthly purchase amount/supply amount shall be subject to the Supplementary Agreement for each current month; and the actual purchase of mono-crystalline silicon wafers shall be conducted after Party B’s mass production and Party A’s inspection of the Products of Party B to be qualified):

Purchase Amount/Supply Amount of Mono-crystalline Silicon Wafers: (Unit: 10,000 Pieces)

Month	July	August	September	October	November	December	Total
Amount	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*

Purchase Amount/Supply Amount of Multi-crystalline Silicon Wafers: (Unit: 10,000 Pieces)

Month	May	June	July	August	September	October	November	December	Total
Amount	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*

2.2                               It is agreed by Party A and Party B that the minimum total purchase amount/supply amount of multi-crystalline silicon wafers and mono-crystalline silicon wafers for both 2017 and 2018 is [****]*. Both parties shall consult with each other and reach agreement on the actual total purchase/supply amount and the purchase/supply amount of each month for 2017 or 2018 before the twentieth day of the last month of the previous year. After the yearly and monthly purchase/supply amounts for 2017 or 2018 are confirmed, both parties shall have the rights, obligations and responsibilities pursuant to the provisions of this Contract; provided that the obligations and responsibilities to be assumed shall be based on the difference between the actual purchase/supply amount and the minimum purchase/supply amount. If both parties fail to reach agreement after consultation, the minimum total purchase/supply amount shall prevail.

3                                         Unit Price of Products, Payment Methods and Prepayment

3.1                               Both parties shall consult on the unit purchase price for the following month before the twentieth day of each month in 2016. The unit price shall include, among others, 17% value-added tax, product package fees, and the freight and insurance fees for the transportation of Products to the agreed place of delivery.

3.2                               If Party A and Party B fail to reach agreement on the unit price for the current month, the unit price can be adjusted in the following way:

3.2.1                     [****]* shall be the transaction price for the current month.

* This portion of the Silicon Wafer Purchase Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.2.2                     Party A shall, according to its own production and operation plan and the market condition, send to Party B on a monthly basis the Supplementary Agreement to this Contract for the current month in written form (including but not limited to by email, facsimile or written notice). After receiving the Supplementary Agreement, Party B shall promptly confirm in written form (including but not limited to by email, facsimile or written notice), and thereafter the Supplementary Agreement shall take effect. Party B shall also timely send the Supplementary Agreement with its company chop or contract chop affixed back to Party A by mail or courier. If Party B fails to reply in three business days after receiving the Supplementary Agreement, it shall be deemed as not accepting the Supplementary Agreement. The written contest proposed or reasons provided in written notice by Party B within three business days after receiving the Supplementary Agreement from Party A shall not go against the purpose and the relevant provisions of this Contract. In case of any discrepancy between the amount under the Supplementary Agreement and the actual amount received by Party A, the actual amount received by Party A shall prevail for the settlement of the contract price. Supplementary Agreements to this Contract include but not limited to purchase orders, arrival plans, delivery notices and other written documents containing delivery particulars.

3.3                               Payment Method: Party A shall make the payment within fifteen days after receiving the Goods delivered by Party B by wire or with a bank acceptance bill with a maturity of six months or less. Party B shall issue the corresponding invoice (with a tax rate of 17%) to Party A within ten days after receipt of payment In the event that the Goods delivered by Party B are confirmed by both parties to be returned or replaced in the whole batch, then the latest receiving time shall prevail.

3.4                               Prepayment: The total amount of prepayment under this Contract is [****]*. Party A has signed with Party B and its affiliates the Solar Grade Silicon Wafer Purchase Contract (contract number: CSI-ZN80818-B) and the supplementary agreement thereto (purchaser contract number: CSI07-09-P0066), the Supplementary Agreement to Solar Grade Silicon Wafer Supply Contract (contract number: CSI-ZN100323), contracts numbered “Supplementary Agreement to Solar Grade Silicon Wafer Supply Contract (2)” to “Supplementary Agreement to Solar Grade Silicon Wafer Supply Contract (82)” (all contracts and supplementary agreements above are collectively referred to as the “Original Contracts”). The prepayment of [****]* made by Party A under the Original Contracts shall be converted into the prepayment under this Contract when this Contract takes effect. Both parties will separately enter into a supplementary agreement in relation to the deduction of the prepayment.

4                                         Delivery of Products

4.1                               Time of Delivery: subject to the Supplementary Agreement.

4.2                               Way of Delivery: Party B shall be responsible for the delivery.

* This portion of the Silicon Wafer Purchase Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

4.3                               Location of Delivery: the warehouse at Party A’s domicile; but if the Supplementary Agreement stipulates otherwise, the Supplementary Agreement shall prevail. Once the location of delivery is determined, Party A shall not unilaterally change such location. If Party A proposes to change the location of delivery, Party B may decide whether to accept such change at its own discretion. Upon Party B’s acceptance of such change, Party A shall be liable for any costs and risks resulting from such change of location. If Party B refuses to accept such change, it has the right to deliver the Goods to the original location or request Party A to pick up the Goods at such location as designated by Party B, in which case any risks associated with the Goods shall be transferred to Party A upon Party B’s refusal to accept the proposed change of location of delivery. Notwithstanding the foregoing provisions, Party B shall not unreasonably withhold its consent to the reasonable change of location proposed by Party A (to the extent that the proposed new location is within Jiangsu or Henan province).

4.4                               Upon the transportation of the Goods to the agreed location by Party B, Party A shall be responsible for unloading the Goods and assuming any costs incurred in connection therewith.

5                                         Packaging Requirements and Assumption of Costs

5.1                               Party B shall package the Products in such a manner as in consistent with the customary industry practices and in compliance with the requirements for protection of the Products hereunder and suitability for long distance transportation.

5.2                               Party B shall be responsible for any costs incurred in connection with such packaging, as well as any rust or damage of the Products resulting from improper packaging or transportation by the carrier designated by Party B. Any transportation costs and risks with respect to the transportation of the Products hereunder to Party A’s domicile shall be borne by Party B.

6                                         Technical Standards and Requirements for Quality

The quality of Party B’s products shall meet the requirements for quality as agreed by the parties (attached hereto as Appendix: Multi-Wafer S Series Specification). The Mono-crystalline Silicon Wafer Specification will be agreed upon by the parties by entering into a Supplementary Agreement prior to Party B’s supply of the Products.

7                                         Acceptance Criteria, Contestable Period and Quality Assurance

7.1                               Party A shall carry out the product acceptance procedures in accordance with the criteria and requirements hereunder within 7 business days following the date of delivery. If any issue is found with respect to the quantity, quality or other aspects of the Products, Party A shall raise its objection within 7 business days following the date of delivery, or it shall be deemed that the acceptance criteria have been met with respect to the Products, unless Party A suffers from any event of force majeure and informs Party B of such event with a prior written notice to obtain Party B’s consent. Within the period as agreed upon by the parties, if Party B preliminarily determines that there is quality defect in the Products, it shall promptly take remedial measures, such as replacing or returning the defective products, or offering discounts.

7.2                               Party B shall respond to Party A’s objection and propose solutions thereto within 7 business days following the receipt of such objection. If Party B acknowledges that any nonconformity to the quality criteria hereunder with respect to the Products delivered is attributable to Party B, Party B shall take remedial measures within such period as agreed upon by the parties, such as sorting, offering discounts for, replacing or replenishing, or providing compensation for the Products.

7.3                               Party A understands that the Products are prone to suffer from break or damage during the transportation due to its nature of fragility. As such, Party A agrees that Party B shall be exempt from the liability to replace the broken Products if the damage rate upon unpacking does not exceed 0.3% of the quantity of the batch delivered. If such rate exceeds 0.3%, then Party B shall be liable for replacing the excessive part. If Party A does not raise any objection within such 7 business days, it shall be deemed that the damage rate upon unpacking satisfies the requirements hereunder.

7.4                               In case of any dispute between the parties over the conformity of the Products supplied by Party B with the quality criteria, Party B has the right to require a re-inspection by both parties jointly or a separate inspection by Party B at the place where the Products are located. If the parties still fail to reach an agreement on the result of the joint re-inspection or the separate inspection by Party B, then a third party renowned testing institution that is mutually recognized by both parties shall be engaged to conduct the test. The quality of the Products in dispute shall be subject to the test report issued by such testing institution, and any costs incurred in connection with the third party test shall be borne by the party against whom the report rules unfavorably.

8                                         Confidentiality and Intellectual Property Right

8.1                               During the process of entering into and performing this Contract, either party may be required to disclose the information in relation to its commercial activities, products, services, intellectual property rights, technical details and performance, corporate organization and management, and other information to the other party. Such information shall be deemed as the confidential information of the disclosing party. The receiving party shall keep such information confidential and shall not unilaterally disclose or reveal such information to any third party, or publicize such information, or use such information for any purpose other than performing this Contract, otherwise the receiving party shall be liable for damages; provided that the affiliates of both parties shall be exempt from such constraints. The confidentiality obligations hereunder shall survive for a period of two years following the termination of this Contract.

8.2                               Party B warrants that it has legitimate ownership and intellectual property rights of the Products supplied hereunder. In case of any third party claims against Party A resulting from any breach of the intellectual property rights of others, Party B shall deal with such claims promptly and ensure to keep Party A from any loss. However, if Party A suffers from any loss therefrom, Party B shall indemnify Party A against such loss.

9                                         Anti-corruption and No Commercial Fraud

9.1                               Each party and its employees hereby acknowledge and undertake that it will not engage in any of the following activities:

(1)               to provide labor or efforts for any personnel of the other party for personal purpose, to fund any entertainment, birthday party, wedding, banquet for, or to offer gift (including but not limited to cash cards, stocks, valuables, or other articles of value) to, any personnel of the other party, or to engage in any other activity in violation of the laws and the rules of discipline;

(2)               to engage the staff of the other party (in service or within one year following of the termination of employment) in any manner to work for such party. Each party also hereby undertakes that there is no family kinship or other special relationship between the shareholders and the key management personnel of such party, on one hand, and the executives of the other party, on the other hand.

(3)               Party B undertakes that it will offer exactly the same prices for the same Products hereunder to Party A (as a subsidiary or an affiliate of Canadian Solar Inc.), Canadian Solar Inc. and all other affiliates of Canadian Solar Inc. on the terms and conditions no favorable than those hereunder. The trading of silicon wafers with foreign companies shall be limited to FCA Shanghai only. If Party B offers any relatively favorable price to one company, then such price automatically applies to other affiliates. Party B shall not offer any higher price to one individual company, except for special circumstances with Party A’s consent.

9.2                               If any party provides false registration information, qualification certificates or information in violation of the principle of good faith, or conceals the truth of fact to deceive the other party into entering into transactions with such party, the defaulting party shall be liable for an amount of liquidated damages equal to 10% of the contract value, with a cap of RMB100,000 in total.

9.3                               Each party shall comply with the laws and regulations applicable to this Contract. Each party acknowledges that it does not and will not offer, promise to offer, pay or authorize others to pay any money or articles of value, directly or indirectly, to any official or his or her family members, or facilitate any payment in any manner to influence the decisions of such official, i.e., (i) to induce such official to act against his or her statutory duties; (2) to induce such official to use his or her influence to impact the decision making of any government or relevant authority; (3) to obtain any other improper benefit. Such officials include but not limited to the officials or candidates of any political party, or officials of any public international organizations.

10                                  Environmental Safety

Party A and Party B shall strictly comply with the national, local or industrial laws and regulations relating to environment, health and safety in the locality where the other party resides. If any personnel of either party are required by work to enter into the plant area of the other party, the other party shall specifically inform such personnel of the precautions relating to safety and environment, and to comply with the operation rules of the plant area of such other party, and obey the directions of such other party. If either party or any of personnel causes any environmental pollution and safety accident, the parties shall deal with the situation pursuant to law.

11                                  Default Liabilities

11.1                        (Default liabilities for late delivery of Goods) If Party B fails to deliver any Goods as scheduled, then after delivery is delayed for 15 days, Party B shall be liable to Party A for an amount of daily liquidated damages equal to 0.05% of the payment for the overdue Goods, until when the overdue Goods are fully delivered; and if the delivery is delayed for 60 days or more, Party A is entitled to terminate this Contract. If the actual annual supply amount of Party B is lower than the minimum annual supply amount stipulated in the contract, and no shortfall of the minimum annual supply amount is made up for within the three-month grace period, Party B shall pay Party A an amount of daily liquidated damages equal to 0.05% of the contract value of the shortfall between the actual annual supply amount and the minimum annual supply stipulated in this Contract; provided that the total amount of liquidated damages shall not exceed 10% of the contract value of the shortfall between the actual annual supply amount and the minimum annual supply amount stipulated in this Contract.

11.2                        (Default Liabilities for late payment) If Party A delays in payment, then after the payment is overdue for 15 days, Party A shall be liable to Party B for an amount of daily liquidated damages equal to 0.05% of the overdue payment, until when the overdue payment is made in full; if the payment is overdue for 60 days or more, Party B is entitled to terminate this Contract.

11.3                        If the actual annual purchase amount of Party A is lower than the minimum purchase amount stipulated in this Contract, and no shortfall of the annual minimum purchase amount stipulated in the contract is made up for within the three-month grace period, Party A shall pay Party B an amount of daily liquidated damages equal to 0.05% of the contract value of the shortfall between the actual annual purchase amount and the minimum purchase amount stipulated in this Contract; provided that the total amount of liquidated damages shall not exceed 10% of the contract value of the shortfall between the actual annual purchase amount and the minimum purchase amount stipulated in this Contract.

11.4                        If either party is late in the performance of this Contract due to the breach of contract or anticipatory breach of contract by the other party, such party shall not assume any default liabilities for its late performance.

11.5                        Neither party shall be liable for any profit loss, indirect, special, incidental or consequential damages caused to the other party due to the performance or breach of any provisions of this Contract.

11.6                        An affiliate of Party B may supply Goods to Party A; provided that the Goods provided by such affiliate shall be supplied only after inspection by Party A.

12                                  Force Majeure

12.1                        If an event of force majeure occurs to Party B during the performance of this Contract, such as earthquake, snow storm, war, rebellion, riot, interim governmental decree, order or governmental action (expropriation, requisition, etc.), or any other abnormal social event (such as strikes, chaos, etc.), except for the third party breach of contract, which causes Party B’s late delivery of or failure to deliver Goods, Party B shall not assume any liabilities (including liquidated damages), and if conditions permit, Party B shall immediately notify Party A of such event, and submit to Party A the certification evidencing such event issued by the relevant authority in the locality where the event occurs as a proof as soon as possible after the event occurs. In this case, Party B shall, subject to its own situation, take necessary measures to perform its responsibility of delivery as soon as possible; if the event lasts for more than one month, Party A is entitled to terminate this Contract.

12.2                        If an event of force majeure occurs to Party A during the performance of this Contract, such as earthquake, snow storm, war, etc., or any bank fault occurs, which causes Party A’s late payment, Party A shall not assume any liabilities (including liquidated damages); provided that Party A shall immediately notify Party B of such event, and submit to Party B the certification evidencing such event issued by the relevant authority in the locality where the event occurs as a proof as soon as possible after the event occurs. In this case, Party A shall remain liable for making payment as soon as possible. If the event lasts for more than one month, Party B is entitled to terminate this Contract.

13                                  Dispute Resolution

The execution, performance, and termination of this Contract shall be governed by the laws of the People’s Republic of China. Any dispute arising from this Contract shall be resolved by the parties through friendly consultations; if it cannot be resolved through consultations, either party may file a lawsuit to the competent People’s Court at the locality where the Contract is signed.

If such dispute is resolved through litigation, the losing party shall assume the travel expenses, legal fees, court fees (the case acceptance fee, the preservation fees) and other directly related fees incurred by the winning party in the course of dealing with such dispute.

14                                  Effectiveness of Contract and Miscellaneous

14.1                        This Contract shall take effect from the date on which it is executed and sealed by the authorized representatives of the parties. This Contract shall be made in duplicate, with each party holding one copy. This Contract may be executed by facsimile, where Party A and Party B shall attach their signatures, company seals or contract seals on the space specified in this Contract, and then facsimile it back to the other party, after which this Contract shall become effective.

14.2                        During the effective term of this Contract, the parties may update the Multi-Wafer S Series Specification through written consensus, and send the updated version to the other party via email or facsimile. Upon the written consent of the other party, the updated Multi-Wafer S Series Specification shall be deemed as effective.

14.3                        With respect to the matters that are not covered by this Contract, the parties shall enter into a supplementary agreement in writing through friendly consultations.

(Signature Page of this Contract)

Party A-1: CSI Cells Co., Ltd.		Party B: GCL-Poly (Suzhou) Energy Limited

(Seal)		(Seal)

/Contract Seal of CSI Cells Co., Ltd. affixed /		/Contract Seal of GCL-Poly (Suzhou) Energy Limited affixed /

		Signing Representative: /s/	(Signature)

Party A-2: CSI-GCL Solar Manufacturing (Yancheng) Co., Ltd.		Signing Date: January 29, 2016

(Seal)

/Contract Seal of CSI-GCL Solar Manufacturing (Yancheng) Co., Ltd. affixed /

Party A-3: Canadian Solar Manufacturing (Luoyang) Inc.

(Seal)

/Contract Seal of Canadian Solar Manufacturing (Luoyang) Inc. affixed /

Signing Representative:	(Signature)

Signing Date: 2016

GCL-Poly Energy Holding Limited (PV)

Multi-Wafer S Series Specification	Wafer Dimention	156mm * 156mm
	Document number	—
	Version Number	2013-3-18

Property	Specification	Instrument/Standard	Remark
Material properties
Crystal Growth Method	DSS	-
Conductivity Type/Dopant	P/Boron	ASTM F42
Oxygen Concentration	<5.0 x 10[17] atoms/cm3 (10ppma)	ASTM F1188
Carbon Concentration	<8.0 x 10[17] atoms/cm3 (16ppma)	ASTM F1391
Electrical properties
Resistivity	1~3 Ω • cm	ASTM F43, ASTM F84
Brick Lifetime	>4μs	ASTM F528
Geometry & Surface
Thickness	180 ±18μm 200 ±20μm	ASTM F533
TTV	<30μm	ASTM F533, F657
Saw marks	<15μm	CCD/SJ-201(301)
Warpage	<50μm	ASTM F657
Width	156 ±0.5mm	Caliper/CCD
Right Angle	90° ±0.3°	CCD
Chamfer Hypotenuse	0.5~2.0mm	Vernier Caliper/CCD
Chamfer Cathetus	0.35-1.42mm
Microcrack	Not allowed	NVCD (IR)
Edge Chip	Depth <0.3mm, Length <0.5 mm, Max 2 pieces/wafer; V-shape crack unacceptable	Visual/CCD
Micrograin	Single Area <3x3mm2. Total Area <3x3cm2	Visual/CCD
Surface quality	No surface stains, water marks, breakage or hole allowed	Visual/CCD
Package & Labels
Package	GCL standard packing method: 100pcs/unit, 400pcs/box, 6bxs/CTN, 16CTNs/pallet
Labels	Lot No., Thickness, Wafer Quantity, Resistivity, Size etc.
OBF Out-of-Box Failure rate	OBF<0.3% Out-of-Box Failure rate (included broken, chip, edge defect, short shipment and microcrack) <0.3%